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Exhibit 99.3

IAC AMENDS CASH TENDER OFFER AND CONSENT SOLICITATION FOR
ITS 7% SENIOR NOTES DUE 2013

NEW YORK—July 18, 2008—IAC/InterActiveCorp (NASDAQ: IACI) and an Ad Hoc Committee of Certain Bondholders of the IAC 7% Senior Notes due 2013 (the "IAC Notes") jointly announced that IAC and holders holding over a majority in principal amount of the outstanding IAC Notes have entered into an agreement, pursuant to which, among other things, IAC will amend IAC's Offer to Puchase and Consent Solicitation dated June 11, 2008 (the "Offer") by next week. Under the terms of the Agreement, IAC will amend the terms of its cash tender offer pursuant to which it has offered to purchase all the outstanding IAC Notes to increase the price being offered by reducing the fixed spread over the yield on the reference treasury security on which the tender offer price is based from 215 basis points to 100 basis points.

Under the Agreement, holders of a majority of the IAC Notes have consented in accordance with the Agreement to certain amendments to the indenture under which the IAC Notes have been issued, as described in the Offer. In addition, pursuant to the Agreement, certain of these holders have agreed to tender their IAC Notes into the Offer and certain have agreed, immediately following the spinoff of Interval, to exchange (the "Exchange") IAC Notes for new 9.5% senior unsecured notes due 2016 to be issued by Interval, one of the companies to be spun off (the "Spinco") in connection with IAC's pending separation of IAC into five publicly traded companies.

In connection with this Agreement, IAC stated that the issuance and Exchange of the new Interval notes, together with the Offer as amended, are being made in connection with the spinoff of the Spinco, and are intended to give rise to a succession event (with Interval as the sole successor to IAC) for credit derivatives purposes. IAC has retained Morgan Stanley & Co., Incorporated to act as the Dealer Manager for the tender offer and the Solicitation Agent for the related consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-1941 (collect) (Attn: Liability Management). Requests for documentation, including the terms of the Offer as to be amended when available, may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer and consent solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the IAC Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture and the IAC Notes. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase that IAC has distributed to holders of IAC Notes, as will be amended. The tender offer and consent solicitation are not being made to holders of IAC Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Important Information

The matters discussed herein contain forward-looking statements. These statements involve risks and uncertainties. Additionally, IAC is subject to other risks and uncertainties set forth in its filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

About IAC

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com.

Contacts

IAC Investor Relations: Eoin Ryan (212) 314-7400	IAC Corporate Communications: Stacy Simpson/ Leslie Cafferty (212) 314-7470/ 7326

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  Exhibit 99.3
IAC AMENDS CASH TENDER OFFER AND CONSENT SOLICITATION FOR ITS 7% SENIOR NOTES DUE 2013